Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE February 26, 2014

ACME UNITED CORPORATION REPORTS 9% SALES INCREASE AND 22% INCREASE IN NET INCOME FOR THE FOURTH QUARTER

FAIRFIELD, CONN. – February 26, 2014 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the fourth quarter ended December 31, 2013 were $21.4 million, compared to $19.5 million in the comparable period of 2012, an increase of 9%.

Net income was $524,000, or $.15 per diluted share, for the quarter ended December 31, 2013, compared to $431,000 or $.14 per diluted share, for the comparable period of 2012, an increase of 22% in net income and 7% in diluted earnings per share.

Net sales for the year ended December 31, 2013 were $89.6 million, compared to $84.4 million in 2012, an increase of 6%.

Net income for the year ended December 31, 2013 was $4,003,000, or $1.22 per diluted share, compared to $3,549,000, or $1.13 per diluted share for the comparable period of 2012, a 13% increase in net income and 8% increase in diluted earnings per share.

Net sales in the U.S. segment for the quarter and year ended December 31, 2013 increased 11% and 9%, respectively, compared to the same periods in 2012. The increases for both periods were primarily due to higher sales of Camillus knives and back to school products as well as increased distribution of first aid kits. Net sales in Canada for the three months ended December 31, 2013 decreased 7% in U.S dollars but remained constant in local currency compared to the same period in 2012. Net sales in Canada for the year ended December 31, 2013 decreased 8% in both U.S. dollars and local currency compared to 2012. The sales decline in Canada was primarily due to general softness in the office products industry. European net sales for the three months ended December 31, 2013 increased 8% in U.S. dollars (2% in local currency), compared to the same period last year. European net sales for the year ended December 31, 2013 decreased 2% in U.S. dollars (5% in local currency), compared to last year. The decreased sales in Europe were primarily due to the bankruptcy and liquidation of a large customer in Germany in the second quarter of 2012.

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Gross margins were 34.5% in the fourth quarter of 2013 versus 33.6% in the comparable period last year. Gross margins were 35.5% for the year ended December 31, 2013 versus 35.3% for the comparable period in 2012.

Operating profit was $763,000 for the quarter ended December 31, 2013 compared to $465,000 for the same period in 2012, a 64% increase. Operating profit was $5,879,000 for the year ended December 31, 2013 compared to $5,361,000 last year, an increase of 10%.

Walter C. Johnsen, Chairman and CEO said, “We performed well throughout the year, and I am pleased with the financial results. We achieved record sales, strengthened our product offerings across all our brands, and acquired a superb facility in North Carolina to consolidate many of our operations. Mr. Johnsen added that the company has continued to build its balance sheet, and is positioned to finance continued growth.”

The Company’s bank debt less cash and cash equivalents on December 31, 2013 was $11.3 million compared to $14.6 million on December 31, 2012. During the year ended December 31, 2013, Acme purchased a new distribution facility in North Carolina for $2.8 million, added $.9 million in refurbishments to the facility, and paid $.7 million in dividends on its common stock. On August 21, 2013 the Company received $1.7 million from early repayment of a mortgage receivable. During the year the Company also generated $5.5 million in free cash flow while reducing inventory by $2.1 million.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, PhysiciansCare ® and Pac Kit®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
YEAR END REPORT 2013
(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in $000's except per share data	December 31, 2013	December 31, 2012

Net sales	$21,379	$19,534
Cost of goods sold	14,004	12,979
Gross profit	7,375	6,555
Selling, general, and administrative expenses	6,612	6,090
Income from operations	763	465
Interest expense	(122)	(125)
Interest income	13	61
Net interest expense	(109)	(64)
Other expense, net	(19)	(5)
Total other expense, net	(128)	(69)
Pre-tax income	635	396
Income tax expense (benefit)	111	(35)
Net income	$524	$431

Shares outstanding - Basic	3,189	3,118
Shares outstanding - Diluted	3,395	3,175

Earnings per share basic	$0.16	$0.14
Earnings per share diluted	0.15	0.14

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
YEAR END REPORT 2013 (cont.)
(Unaudited)

	Year Ended	Year Ended
Amounts in $000's except per share data	December 31, 2013	December 31, 2012

Net sales	$89,577	$84,370
Cost of goods sold	57,753	54,623
Gross profit	31,824	29,747
Selling, general, and administrative expenses	25,945	24,386
Income from operations	5,879	5,361
Interest expense	(502)	(444)
Interest income	152	179
Net interest expense	(350)	(265)
Other expense, net	(35)	(99)
Total other expense, net	(385)	(364)
Pre-tax income	5,494	4,997
Income tax expense	1,491	1,448
Net income	$4,003	$3,549

Shares outstanding - Basic	3,168	3,116
Shares outstanding - Diluted	3,283	3,133

Earnings per share basic	$1.26	$1.14
Earnings per share diluted	1.22	1.13

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
YEAR END REPORT 2013
(Unaudited)

Amounts in $000's except per share data	December 31, 2013	December 31, 2012

Assets:
Current assets:
Cash	$11,644	$9,750
Accounts receivable, net	15,629	16,442
Inventories	28,219	30,292
Prepaid and other current assets	1,494	1,925
Total current assets	56,986	58,409

Property and equipment, net	5,936	2,353
Long term receivable	—	1,702
Other assets	5,157	5,364
Total assets	$68,079	$67,828

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$4,789	$6,480
Other current liabilities	5,087	5,250
Total current liabilities	9,876	11,730
Non-current liabilities
Long term debt	22,912	24,320
Other non current liabilities	286	912
Total liabilities	33,074	36,962
Total stockholders' equity	35,005	30,866
Total liabilities and stockholders' equity	$68,079	$67,828

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